Intellicheck Mobilisa Renews Line of Credit for

$2M from Silicon Valley Bank

PORT TOWNSEND, WA – (BUSINESS WIRE) – November 1, 2013, Intellicheck Mobilisa, Inc. (NYSE MKT: IDN), a global leader in identity solutions and wireless security systems, has signed a new one-year revolving credit facility for $2 million with Silicon Valley Bank, replacing its previous credit facility with that bank. The new credit line gives Intellicheck Mobilisa more flexibility to move forward with growth initiatives.

Brian Boatman, Managing Director of Silicon Valley Bank’s Seattle office, stated, “Two years ago we granted our original credit facility to Intellicheck Mobilisa and since then the company has developed several new technologies and products that help secure vital government facilities and service commercial establishments. We are pleased to continue to partner with the team and offer the range of financial services they need as the company grows.”

Nelson Ludlow, Ph.D., President and CEO of Intellicheck Mobilisa, said, “Having Silicon Valley Bank as our banking partner is key in advancing the development of our world-class identity solutions. SVB is a leader for banking needs for high-tech software companies, and we are grateful for their continued support of our company.”

About Intellicheck Mobilisa

Intellicheck Mobilisa is a leading technology company providing wireless technology and identity systems for various applications, including mobile and handheld access control and security systems for the government, military and commercial markets. Products include the Fugitive Finder system, an advanced ID card access control product currently protecting military bases and secure federal locations; ID Check, a patented technology that instantly reads, analyzes, and verifies encoded data in magnetic stripes and barcodes on government-issued IDs, designed to improve the Customer Experience for the financial, hospitality and retail sectors; barZapp™, an ID-checking mobile app that allows a user’s smartphone to check an ID card. For more information on Intellicheck Mobilisa, please visit www.icmobil.com.

191 Otto Street, Port Townsend, Washington 98368
Voice: 360.344.3233	Fax: 360.344.3323	Toll Free: 1.888.9IC.MOBIL	www.icmobil.com

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